EXHIBIT 4.6

                          REGISTRATION RIGHTS AGREEMENT


     This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made as of May 15, 1998, by and among PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation (the "Company") and each of the purchasers of shares of Series B Convertible Preferred Stock and Warrants of the Company whose names are set forth on Exhibit A hereto (each individually, a "Purchaser" and collectively, the "Purchasers").

                                    RECITALS

     A. The Purchasers and the Company have entered into a Securities Purchase Agreement dated as of May 15, 1998 (the "Securities Purchase Agreement"), pursuant to which the Purchasers are purchasing up to 170,000 shares of the Company's Series B Convertible Preferred Stock and are receiving Warrants to purchase 10% of the shares of Common Stock issuable upon conversion of the Preferred Stock.

     B. It is a condition precedent to the obligations of each Purchaser under the Securities Purchase Agreement that the Company grant registration rights with respect to the shares of the Company's Common Stock issuable upon conversion of the Series B Convertible Preferred Stock and the exercise of the Warrants, on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     The parties hereto agree as follows:

1.   DEFINITIONS

     All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Rights and Preferences, as such term is defined in
Section 1, below. The following terms, as used herein, have the following meanings:

     "Board" means the Board of Directors of the Company.

     "Business Day" means any day except a Saturday, Sunday or other day on which banks in Salt Lake City (or in such other city as may be the headquarters of the Company's transfer agent) are authorized by law to close.

     "Closing Date" shall mean the Closing Date determined pursuant to the Securities Purchase Agreement.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the common stock, par value $0.001 per share, of the Company.

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     "Company" means Pacific Aerospace & Electronics, Inc., a Washington corporation.

     "Effective Time" means the date of effectiveness of a Registration
Statement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Form S-3" means a Form S-3 Registration Statement of the Company relating to the registration for resale of Restricted Securities contemplated by Section 2, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

     "Holders" has the meaning given to it in Section 2.1.2 hereof.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Piggyback Registration Statement" means a Registration Statement of the Company registering the issuance of newly issued Common Stock in an underwritten registered public offering, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and materials incorporated by reference therein.

     "Preferred Stock" means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

     "Prospectus" means the Prospectus included in a Registration Statement, as amended or supplemented by any Prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

     "Registration Request" means a written notice from a Holder to the Company that such Holder is electing to exercise its Piggyback registration rights under
Section 2.2.

     "Registration Statement" means either a Form S-3 or a Piggyback Registration Statement.

     "Restricted Securities" means the Preferred Stock, Warrants or any Securities until (i) with respect to Securities, a Registration Statement covering the resale of such Securities has been declared effective by the Commission and such Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Preferred Stock, Warrants or Securities are permitted to be sold under circumstances in which all the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, or such Preferred Stock, Warrants or Securities are permitted to be sold pursuant to Rule 144(k) (or any similar provision

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then in force) under the Securities Act, and are freely tradeable after such sale by the transferee, (iii) such Preferred Stock, Warrants or Securities are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such Preferred Stock, Warrants or Securities not bearing a legend restricting further transfer and such Preferred Stock, Warrants or Securities may be resold without registration under the Securities Act, or
(iv) such Preferred Stock, Warrants or Securities shall have ceased to be outstanding.

     "Rights and Preferences" means the Designation of Rights and Preferences for the Preferred Stock contained in the Company's Articles of Incorporation, as amended.

     "Securities" means the Company's Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Purchase Agreement" has the meaning given to it in the recitals to this Agreement.

     "Underwriter" means the underwriter or underwriters selected by the Company in a public offering of Common Stock by the Company.

     "Warrants" means the Common Stock Purchase Warrants dated May 15, 1998, from the Company to the Purchasers.

     As used in this Agreement, words in the singular include the plural, and in the plural include the singular.

2.   REGISTRATION RIGHTS

     2.1 Applicability of Agreement.

          2.1.1 The Securities are entitled to the benefits of this Agreement, but only as long as they remain Restricted Securities.

          2.1.2 A Person is deemed to be a "Holder" whenever such Person is the registered Holder of Preferred Stock, Warrants or Securities. Notwithstanding the foregoing, each of the entities set forth on the signature pages hereto as to which a Purchaser is acting as nominee is deemed to be a "Holder" of Preferred Stock and Warrants and shall be deemed to be a "Holder" of Securities.

     2.2 Piggyback Registration Rights.

          2.2.1 Grant. The Company hereby grants the Holders registration rights to register up to $7,000,000 of the Securities for resale in a Piggyback Registration Statement, if:

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               (a) the Company files a Piggyback Registration Statement with the
     Commission by November 1, 1998; and

               (b) the average closing price of the Common Stock (as quoted on Nasdaq NMS, otherwise quoted on the Nasdaq system or reported by the National Quotation Bureau, Inc., or quoted on the Electronic Bulletin or the "Pink Sheets", as the case may be) reaches 20% over the Maximum Conversion Price for any consecutive 20- day trading period prior to written notice by the Company to the Holders of the anticipated filing of a Piggyback Registration Statement (a "Registration Notice"); and

               (c) the Holders agree to sell the Securities through the Underwriter, subject to the right of the managing Underwriter, in its sole discretion, to exclude some or all of the Securities from such public offering under Section 2.2.4.

          2.2.2 Registration Notice. If the Company proposes to file a Piggyback Registration Statement, then it shall give the Holders a Registration Notice at least 20 days before the anticipated filing date of the Piggyback Registration Statement. The Registration Notice shall offer the Holder the opportunity to include up to $7,000,000 of the Securities in the Piggyback Registration Statement.

          2.2.3 Registration Request. In order to exercise its rights under
Section 2.2.1, the Holder must deliver a Registration Request to the Company within 15 days after receiving a Registration Notice. Each Registration Request must specify (a) the number of Securities requested to be included in the Piggyback Registration Statement, and (b) the intended method of disposing of such Securities.

          2.2.4 Underwriting Requirements. The Company shall not be required to include any of the Securities in a Piggyback Registration Statement unless (a) the Underwriter in its sole discretion agrees to such inclusion, (b) the Holders accept the terms of the underwriting as agreed on between the Company and the Underwriters, and (c) the Holder completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters (provided the terms of the lock-up periods contained therein do not exceed 180 days), and other documents required under the terms of the underwriting agreement. If the total number of such Securities exceeds the number of shares that the Underwriters allow for inclusion in the offering, then the Company shall include in the offering only the number of shares allowed by the Underwriters. If at any time the Holder disapproves of the terms of any offering in which it has elected to exercise its piggyback rights pursuant to
Section 2.2 hereof, then the sole remedy of the Holder shall be to withdraw from that offering and the related Piggyback Registration Statement, by giving written notice to the Company and the Underwriter. Such withdrawal, however, shall not impair the Holder from

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exercising its piggyback rights with regard to another or future Piggyback
Registration Statement, subject to the conditions of Section 2.2.1.

          2.2.5 Decision Not to File. If the Company decides not to file a Piggyback Registration Statement after sending a Registration Notice, then the Holders shall not be entitled to have the Securities registered at such time, except as may be required under Section 2.3.

     2.3 Form S-3 Registration.

          2.3.1 After Piggyback Registration. If the Company has filed a Piggyback Registration Statement by November 1, 1998, then the Company shall register for resale on a Form S-3, and pursuant to Rule 415 under the Securities Act, any of the Securities that were not registered for resale in the Piggyback Registration Statement. The Company shall use its best efforts to cause such Form S-3 to be declared effective by the Commission by the 270th day following the date of this Agreement. If the Securities are not registered by the 270th day following the date of this Agreement, the Company shall pay to the Holders in cash a penalty of 2% of the liquidation preference of the Preferred Stock per month (which shall be subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) and shall be prorated for any partial months and distributed ratably according to the number of shares of Preferred Stock held by and previously converted by each Holder, for each 30-day period during which the Securities remain unregistered beyond such date.

          2.3.2 No Piggyback Registration. If the Company does not file a Piggyback Registration Statement by November 1, 1998, then the Company shall:

               (a) cause to be filed by November 1, 1998, a Form S-3, and pursuant to Rule 415 under the Securities Act, which Form S-3 shall permit resales of all Securities; and

               (b) use its best efforts to cause such Registration Statement to be declared effective by the Commission by January 1, 1999. If the Securities are not registered by that date, then the Company shall pay a cash penalty of 2% of the liquidation preference of the Preferred Stock per month (which shall be subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) and shall be prorated for any partial months and distributed ratably according to the number of shares of Preferred Stock held by and previously converted by each Holder for each 30-day period during which the Securities remain unregistered beyond January 1, 1999, but only until the Securities may be resold under Rule 144(k) of the Securities Act.

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          2.3.3 Other Form. The Company may elect to file the Registration
Statement on a form other than Form S-3 if the Company determines that doing so would be in its best interests, so long as the Holders would receive at least the same rights of resale as would have been available if the Registration Statement were filed on Form S-3.

          2.3.4 Selection of Underwriters. The Holders of Securities covered by any Form S-3 who desire to do so may sell such Securities in an underwritten offering. In any such underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the Holders of a majority of the Securities included in such offering and the terms of such offering shall be reasonably satisfactory to such Holders; provided, however, that such investment bankers and managers and the terms of the underwriting must be reasonably satisfactory to the Company.

          2.3.5 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration pursuant to Section 2.3.4 unless such Holder (a) agrees to sell such Holder's Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.

     2.4 Restrictions on Resale. If and when Securities have been registered for resale under a Form S-3, the Holders (a) may not begin selling such Securities until the 271st day after the date of this Agreement, and (b) may not sell a number of such Securities that exceeds 12.5% of the number of Securities issuable and issued upon conversion of the Preferred Stock (the "Volume Restrictions"). Such percentage shall cumulate each month, commencing on the 271st day after the date of this Agreement, unless there is no Piggyback Registration Statement declared effective by the Commission by November 1, 1998, in which event such percentage shall cumulate commencing November 1, 1998 as set forth in Section 2.4.2. Notwithstanding the above:

          2.4.1 Voluntary Redemption. If the Holders have converted Preferred Stock pursuant to Section 6(a)(1) of the Rights and Preferences after receiving notice of a Voluntary Redemption, then the Holders may immediately sell up to 50% of the Securities issued upon such conversion, and may sell the other 50% of such Securities beginning 30 days after the Voluntary Conversion Date.

          2.4.2 No Piggyback Registration. Upon the effectiveness of a Form S-3 filed pursuant to Section 2.3.2, the Holders may sell the Securities, subject to the Volume Restrictions, provided that the 12.5% of the Securities permitted to be sold under the Volume Restrictions will begin to cumulate on November 1, 1998.

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     2.5 Registration Statement. In connection with any Registration Statement, the Company shall comply with all the provisions of Section 2.8 below and shall use its reasonable best efforts to effect such registration to permit the resale of the Securities in accordance with the intended method or methods of distribution thereof (as indicated in the information furnished to the Company pursuant to Section 2.6). Subject to Section 2.7, the Company shall use its reasonable best efforts to keep such Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of Securities by the Holders, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of two (2) years after the Effective Time or such longer period as required by Section 2.7 or such shorter period that will terminate when all the Securities covered by the Registration Statement have been sold pursuant to the Registration Statement or otherwise cease to be Restricted Securities. The Company shall be obligated to effect only one registration pursuant to this Agreement, except as otherwise provided in Section 2.3.1. Upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (i) to contain a material misstatement or omission or (ii) not to be effective and usable for resale of Securities during the period required by this Agreement, the Company shall file promptly an appropriate amendment to such Registration Statement or the related Prospectus or any document incorporated therein by reference, in the case of clause (i), correcting any such misstatement or omission, and, in the case of either clause
(i) or (ii), use its reasonable best efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter. The Company shall give each Holder of Restricted Securities a copy of such amendment promptly after its filing.

     2.6 Holder's Information. No Holder may include any of its Securities in a Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within five Business Days after receipt of a written request therefor, the information specified in Item 507 of Regulation S-K under the Securities Act and such other information as the Company may reasonably request for use in connection with the Registration Statement or Prospectus or preliminary Prospectus included therein and in any application to the NASD or Nasdaq. Each Holder as to which the Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

     2.7 Blackout Provisions. Notwithstanding anything to the contrary contained herein, if (i) the Board determines in good faith that the registration and distribution of Securities (or the use of a Registration Statement or the Prospectus contained therein) would interfere with any proposed or pending material corporate transaction involving the Company or any of its subsidiaries or would require premature disclosure thereof or would require the Company to disclose information that the Company has not otherwise made public and that the Company reasonably determines is in the best interests of the Company not to disclose at such time, and (ii) the Company notifies the Holders in writing not later than five (5) business days after such

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determination (such notice shall be a "Blackout Notice"), the Company may (a)
postpone the filing of the Registration Statement, or (b) allow the Registration Statement to fail to be effective and usable or elect that the Registration Statement shall not be usable for a reasonable period of time, but not in excess of 90 days (a "Blackout Period"); provided, however, that the aggregate number of days included in all Blackout Periods shall not exceed 90 during any consecutive 12 months and shall not exceed 180 during the period specified in
Section 2.8 of this Agreement; and provided, further, that the period referred to in Section 2.5 during which the Registration Statement is required to be effective and usable shall be extended by the aggregate number of days during which the Registration Statement was not effective or usable pursuant to the foregoing provisions.

     2.8 Registration Procedures. In connection with any Registration Statement or Prospectus required by this Agreement to permit the resale of Securities, the Company shall:

          2.8.1 Prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period set forth in
Section 2.5; cause the Prospectus to be supplemented by any required Prospectus supplement; and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430, as applicable, under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the Holders set forth in such Registration Statement or supplement or the Prospectus;

          2.8.2 Advise the Holders of Securities covered by such Registration Statement and, if requested by such Holders, confirm such advice in writing, (i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and when the same has become effective, (ii) of any request by the Commission for post-effective amendments to such Registration Statement or post-effective amendments or supplements to the Prospectus or for additional information relating thereto, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of any such Registration Statement under the Securities Act or of the suspension by any state securities Commission of the qualification of the securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, and (iv) of the existence of any fact or the happening of any event that makes any statement of a material fact made in any such Registration Statement, the related Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in any such Registration Statement or the related Prospectus to make the statements therein not materially misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of such Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Securities under state

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securities or blue sky laws, the Company shall use its reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

          2.8.3 Promptly furnish to each Holder whose Securities are covered by the Registration Statement, and each underwriter, if any, without charge, at least one conformed copy of any Registration Statement, as first filed with the Commission, and of each amendment thereto, including all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference) and such other documents as such Holder may reasonably request;

          2.8.4 Deliver to each Holder whose Securities are covered by the Registration Statement, and each underwriter, if any, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such person reasonably may request;

          2.8.5 Enter into such customary agreements and take all such other reasonable action in connection therewith (including those reasonably requested by the selling Holders or the underwriter(s), if any) required to expedite or facilitate the disposition of such Securities pursuant to such Registration Statement, including, but not limited to, dispositions pursuant to an underwritten registration, and in such connection:

                    (i) make such representations and warranties to the selling Holders and underwriter(s), if any, in form, substance and scope as are customarily made by issuers in underwritten offerings (whether or not sales of securities pursuant to the Registration Statement are to be to an underwriter(s)) and confirm the same if and when requested;

                    (ii) obtain opinions of counsel to the Company addressed to each selling Holder and underwriter, if any, covering the matters customarily covered in opinions requested in underwritten offerings (whether or not sales of securities pursuant to such Registration Statement are to be made to an underwriter(s)) and dated the date of effectiveness of the Registration Statement (and, in the case of any underwritten sale of securities pursuant to the Registration Statement, each closing date of sales to the underwriter(s) pursuant thereto);

                    (iii) use its reasonable best efforts to obtain comfort letters dated the date of effectiveness of the Registration Statement (and, in the case of any underwritten sale of securities pursuant to the Registration Statement, each closing date of sales to the underwriter(s) pursuant thereto) from the independent certified public accountants of the Company addressed to each selling Holder and

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          underwriter, if any, such letters to be in customary form and covering matters of the type customarily covered in comfort letters in connection with underwritten offerings (whether or not sales of securities pursuant to such Registration Statement are to be made to an underwriter(s));

                    (iv) provide the indemnification provisions and procedures of Section 4 hereof with respect to selling Holders and the underwriter(s), if any; and

                    (v) deliver such documents and certificates as may be reasonably requested by the selling Holders or the underwriter(s), if any, and which are customarily delivered in underwritten offerings (whether of not sales of securities pursuant to such Registration Statement are to be made to an underwriter(s)), such documents and certificates to be dated the date of effectiveness of the Registration Statement.

The actions required by clauses (i) through (v) above shall be done at each closing under such underwriting or similar agreement, as and to the extent required thereunder; provided that the Company shall not be required to participate in more than one closing in any 180-day period;

          2.8.6 Prior to any public offering of securities, cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Securities under the securities or blue sky laws of such U.S. jurisdictions as the selling Holders or underwriter(s), if any, may reasonably request in writing by the time any Registration Statement is declared effective by the Commission, and do any and all other acts or filings necessary or advisable to allow the disposition in such U.S. jurisdictions of the Securities covered by the Registration Statement and to file such consents to service of process or other documents needed to effect such registration or qualification; provided, however, that the Company shall not be required to register or qualify as a foreign corporation in any jurisdiction where it is not then so qualified or as a dealer in securities in any jurisdiction where it would not otherwise be required to register or qualify but for this Section 2.8, or to take any action that would subject it to the service of process in suits or to taxation, in any jurisdiction where it is not then so subject;

          2.8.7 In connection with any sale of Securities that will result in such Securities no longer being Restricted Securities, cooperate with the selling Holders and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Securities to be sold and not bearing any restrictive legends; and enable such Securities to be in such denominations and registered in such names as the Holders or the underwriter(s), if any, may request at least two (2) business days prior to any sale of Securities made by such underwriters;

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          2.8.8 Use its reasonable best efforts to cause the disposition of the
Securities covered by the Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the Holder thereof or the underwriter(s), if any, to consummate the disposition of such Securities, subject to the proviso contained in Section 2.8.6;

          2.8.9 If any fact or event contemplated by Section 2.8.2 shall exist or have occurred, prepare a supplemental or post-effective amendment to any Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statement therein not misleading;

          2.8.10 Cooperate and assist in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter") that is required to be retained in accordance with the rules and regulations of the NASD, and use its reasonable best efforts to cause the Registration Statement to become effective and approved by such U.S. governmental agencies or authorities as may be necessary to permit the Holders selling Securities to consummate the disposition of such Securities;

          2.8.11 Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its Holders with regard to the Registration Statement, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 (which need not be audited) for the twelve-month period (i) commencing at the end of any fiscal quarter in which Securities are sold to an underwriter in a firm or best efforts underwritten offering or (ii) if not sold to an underwriter in such an offering, beginning with the first month of the Company's first fiscal quarter commencing after the effective date of any Registration Statement;

          2.8.12 Use its reasonable best efforts to list or have accepted for quotation, not later than the effective date of the Registration Statement, all Securities covered by the Registration Statement on the Nasdaq National Market System or any other trading market on which the Common Stock is then admitted or quoted for trading; and

          2.8.13 Provide promptly to each Holder of Securities covered by the Registration Statement upon request each document filed with the Commission pursuant to the requirements of Section 12 and Section 14 of the Exchange Act.

     2.9 Each Holder agrees by acquisition of a Restricted Security that, upon receipt of any notice from the Company of the existence of any fact of the kind described in Section 2.8 or the commencement of a Black-Out Period, such Holder will forthwith discontinue disposition

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of Securities pursuant to the Registration Statement until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.8.9, or until it is advised in writing (in accordance with the notice provisions of Section 7.3) by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by the Company, each Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Securities that was current at the time of receipt of such notice. If the Company shall give any such notice, the time period regarding the effectiveness of the Registration Statement set forth in Section 2.8 shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.8.2 or the commencement of a Black-Out Period until the date that the Company gives notice that the Registration Statement (as it may then have been amended or supplemented) is again effective or usable.

     2.10 Preparation; Reasonable Investigation. In connection with preparation and filing of any Registration Statement, the Company will give the Holders of Securities registered under such Registration Statement, their underwriter, if any, and their respective counsel and accountants, the opportunity to participate at their own expense in the preparation of the Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be reasonably necessary, in the opinion of such Holders and such underwriter's respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     2.11 Certain Rights of Holders. Except as otherwise required by applicable law or regulation, the Company will not file any Registration Statement under the Securities Act that refers to any Holder of Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld.

3.   EXPENSES.

     3.1 Registration Expenses. All expenses incidental to the Company's performance of or compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses (including filings made with the NASD and Nasdaq and counsel fees in connection therewith);
(ii) all fees and expenses of compliance with federal securities and state blue sky or securities laws (including all reasonable fees and expenses of one counsel to the underwriter(s) in any underwriting) in connection with compliance with state blue sky or securities laws; (iii) all expenses of printing, messenger and delivery services and telephone calls; (iv) all fees and disbursements of counsel for the Company; and (v) all fees and

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disbursements of independent certified public accountants of the Company
(including the expenses of any special audit and comfort letters required by or incident to such performance), but excluding from this Section, fees and expenses of any underwriters or counsel to the underwriter(s), if any, unless otherwise set forth herein.

     3.2 Reimbursement. In addition, in connection with the filing of the Registration Statement required to be filed by this Agreement, the Company will reimburse the Holders of the Securities being registered pursuant to any Registration Statement, as a group, for the reasonable fees and disbursements of not more than one counsel to review such Registration Statement.

     3.3 Other Costs. Notwithstanding the foregoing, the Company will not be responsible for any underwriting discounts, commissions or fees attributable to the sale of Securities or any legal fees or disbursements (other than any such fees or disbursements relating to blue sky compliance or otherwise as set forth under Section 3.1) incurred by any underwriter(s) in any underwritten offering if the underwriter(s) participate in such underwritten offering at the request of the Holders, or any transfer taxes that may be imposed in connection with a sale or transfer of Securities. The Company may withdraw a Form S-3 at the request of the Holders of two-thirds of the Securities covered thereby, and in such case shall not be required to pay any expenses of any registration proceedings begun pursuant to this Agreement, and Holders participating in the withdrawal request shall bear such expenses.

     3.4 Internal Expenses. The Company shall, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any person, including special experts, retained by the Company.

4.   INDEMNIFICATION; CONTRIBUTION.

     4.1 The Company agrees to indemnify and hold harmless (i) each Holder of Securities covered by the Registration Statement, (ii) each other person who participates as an underwriter in the offering or sale of Securities pursuant to the Registration Statement, (iii) each person, if any who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any such Holder or underwriter (any of the persons referred to in this clause
(iii) being hereinafter referred to as a "Controlling Person"), and (iv) the respective officers, directors, partners, employees, representatives and agents of any such Holder or underwriter or any Controlling Person (any person referred to in clause (i), (ii), (iii) or (iv) may hereinafter be referred to as an "Indemnified Person"), from and against any and all losses, claims, damages, liabilities, judgments or expenses (including, without limitation, reasonable attorneys' fees and disbursements), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, "Claims"), to which such Indemnified Person may become subject under either Section 15 of the Securities Act or Section 20 of the Exchange Act, insofar as such Claims arise out of or are based upon or caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any state securities law, or any rule or regulation promulgated under the Securities Act or any state securities law, or any other law applicable to the Company relating to any such registration or qualification, except insofar as such losses, claims, damages, liabilities, judgments or expenses (including, without limitation, reasonable attorneys' fees and disbursements) of any such Indemnified Person: (x) are caused by any such untrue statement or omission or alleged untrue statement or omission that is based upon information relating to such Indemnified Person furnished in writing to the Company by or on behalf of any of such Indemnified Person expressly for use therein; (y) with respect to the preliminary Prospectus, result from the fact that such Holder sold securities or Restricted Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus, as amended or supplemented, if the Company shall have previously furnished copies thereof to such Holder in accordance with this Agreement and the Prospectus, as amended or supplemented; or (z) are a result of the use by an Indemnified Person of any Prospectus when, upon receipt of a Black-Out Notice or a notice from the Company of the existence of any fact of the kind described in Section 2.8.2(iv), the Indemnified Person or the related Holder was not permitted to do so. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Person and shall survive the transfer of such Securities by such Holder.

     4.2 If any action shall be brought or asserted against any Indemnified Person with respect to which indemnity may be sought against the Company, such Indemnified Person shall promptly notify the Company and the Company shall assume the defense thereof. Such Indemnified Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) the employment of such counsel shall have been specifically authorized in writing by the Company, (ii) the Company shall have failed to assume the defense and employ counsel, or (iii) the named parties to any such action include both the Indemnified Person and the Company and the Indemnified Person shall have been advised in writing by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Person), it being understood, however, that the Company shall not, in connection with such action or similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all the Indemnified Persons, which firm shall be (a) designated by such Indemnified Persons and (b) reasonably satisfactory to the Company. The Company shall not be liable for any settlement of any such action or proceeding effected without the Company's prior written consent, which consent shall not be withheld unreasonably, and the Company agrees to indemnify and hold harmless any Indemnified Person from and against any loss, claim, damage, liability, judgment or expense by reason of any settlement of any action effected with the written consent of the Company. The Company shall not, without the prior written consent of each Indemnified Person, settle or compromise or consent to the entry of judgment on or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all liability arising out of such action, claim, litigation or proceeding.

     4.3 Each Holder of Securities covered by any Registration Statement agrees, severally and not jointly, to indemnify and hold harmless the Company and its directors, officers and any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, its subsidiaries and their respective officers, directors, partners, employees, representatives and agents of each such person, to the same extent as the foregoing indemnity from the Company to each of the Indemnified Persons, but only with respect to actions based on Claims referred to in clauses (x), (y) or
(z) of Section 4.1), and subject to the limitation that no Holder's liability for such indemnification shall be greater than an amount equal to the total original purchase price of the Preferred Stock purchased by such Holder pursuant to the Securities Purchase Agreement, as set forth on Exhibit A attached hereto. If any action or proceeding shall be brought against the Company, any of its subsidiaries or any of their respective directors or officers or any such Controlling Person in respect of which indemnity may be sought against a Holder of Securities covered by any Registration Statement, such Holder shall have the rights and duties given the Company in Section 4.1 (except that the Holder may but shall not be required to assume the defense thereof), and the Company or such subsidiary, its directors or officers or such Controlling Person shall have the rights and duties given to each Holder by Section 4.1.

5.   LIQUIDATED DAMAGES

     Each of the Company and the Purchasers (on behalf of themselves and each subsequent Holder of Restricted Securities) agrees that each Holder of Restricted Securities will suffer damages if a Form S-3 is not filed with and declared effective by the Commission and maintained in the manner and within the time periods contemplated by Section 2.3 hereof and it would not be feasible to ascertain the extent of such damages with precision. Accordingly, subject to adjustment for any Blackout Period, if (i) a Form S-3 is not filed with the Commission and declared effective by the applicable time periods in Section 2.3, or (ii) a Form S-3 is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional Form S-3 filed and declared effective) for a period of time that shall exceed 90 days in the aggregate per year (defined as a period of 365 days commencing on the date the Form S-3 is declared effective) (each such event referred to in clauses (i) and (ii), a "Registration Default"), except as a result of extraordinary circumstances beyond the Company's control, then the Company shall pay as liquidated damages to each Holder of Restricted Securities who has complied with such Holder's obligations hereunder an amount equal to 2% per month of the liquidation preference of the Preferred Stock in cash (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like), ratably according to the number of shares of Preferred Stock held by such Holder or previously converted to Securities held by such Holder, immediately following the occurrence of such Registration Default and continuing until such Registration Default is cured.

6.   RULE 144A

     The Company hereby agrees with each Holder of Restricted Securities, beginning 270 days from the Closing and for so long as a Registration Statement is not effective and any of the Restricted Securities remain outstanding and continue to be "Restricted Securities" within the meaning of Rule 144 under the Securities Act, and during any period in which the Company is not subject to
Section 13 or 15(d) of the Exchange Act, to make available to the Holders of Restricted Securities the information required by Rule 144A(d)(4) under the Act in order to permit resales of such Restricted Securities pursuant to Rule 144A.

7.   MISCELLANEOUS

     7.1 Entire Agreement. This Agreement, together with the Securities Purchase Agreement (including the Exhibits and Schedules thereto) and Warrants, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     7.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation, subsequent Holders of Restricted Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and then only to the extent such successor or assign acquired Restricted Securities from such Holder at a time when such Holder could not transfer such Restricted Securities pursuant to any Registration Statement or pursuant to Rule 144 under the Securities Act as contemplated by clause (ii) of the definition of Restricted Securities.

     7.3 Notices. All notices and other communications given or made pursuant hereto, unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if delivered personally, by confirmed facsimile transmission, or by overnight courier or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the facsimile number, if any, or address set forth below or at such other numbers or addresses as shall be furnished by the parties by like notice. Notices sent by facsimile shall be effective when receipt is confirmed, notices delivered personally or by overnight courier shall be effective upon receipt and notices sent by registered or certified mail shall be effective three days after mailing:

If to a Holder:     To such Holder at the address set forth in Exhibit A. In
                    addition, copies of all such notices or other communications shall be concurrently delivered by the person giving the same to each person who has been identified to the Company by such Holder as a person who is to receive copies of such notice.

If to the Company:  Sheryl A. Symonds
                    Vice President Administration and General Counsel Pacific Aerospace & Electronics, Inc.
                    24000 - 35th Ave. SE, Suite 200
                    Bothell, WA 98021
                    Facsimile: (425) 354-1632

with a copy to:     Eugenie D. Mansfield
                    Stoel Rives LLP
                    One Union Square
                    600 University Street, Suite 3600
                    Seattle, Washington 98101-3197
                    Fax:  (206) 386-7500

     7.4 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     7.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     7.6 Applicable law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Washington, without giving effect to principles of choice of law.

     7.7 Rights and Preferences. The Preferred Stock and the Securities are subject to the terms and conditions of the Rights and Preferences which shall control if there is any conflict between the Rights and Preferences and this Agreement. The Holders acknowledge receiving a copy the Rights and Preferences.

     7.8 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate, and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

     7.9 Amendment and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of a majority in interest of the Restricted Securities.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANY:

PACIFIC AEROSPACE & ELECTRONICS, INC.


By: /s/ DONALD A. WRIGHT
    -----------------------------------
Donald A. Wright
President and Chief Executive Officer

THE PURCHASERS:

SILVER OAK CAPITAL, L.L.C.,                 AGR HALIFAX FUND, LTD.
as Nominee for the following entities:

  AG Arb Partners, L.P.
  AG Super Fund, L.P.
  AG Long Term Super Fund, L.P.
  Nutmeg Partners, L.P.
    Northern Trust Company, as Master       By /s/ JEFFREY M. SOLOMON
    Trustee of the Teachers Retirement         ---------------------------------
    System of the State of Illinois         Name:  Jeffrey M. Solomon, Managing
  PHS Bay Colony Fund, L.P.                 Officer of AG Ramius Partners, LLC
  PHS Patriot Fund, L.P.                    Its: Investment Advisor
  AG MM, L.P.
  Medici Partners, L.P.
  Triarc Companies, Inc.
  Ramius, L.P.
  Baldwin Enterprises, Inc.
  GAM Arbitrage Investments, Inc.
    AG Super Fund International Partners,
    L.P.
  Ramius Fund, Ltd.
  Leonardo, L.P.

By: /s/ MICHAEL L. GORDON
    -----------------------------------
    Michael L. Gordon, Manager

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